EXHIBIT 99.2

Forward-Looking Statements

Certain of the matters discussed below may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “anticipates”, or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results, expected future operations and performance and other developments, are forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our need for additional capital, the terms of such capital;
•	the economic environment, geopolitical developments and unexpected global events which could cause our business to decline;
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our ability to compete in highly competitive markets, which we expect only to become more competitive, and as a result, we may have difficulty expanding our customers base or retaining existing customers;

•	changes in consumer preferences and channel mix;
•	seasonal and geographic demand for products;
•	difficulties in anticipating or forecasting, and responding to changes in consumer preferences, consumer demand for products, and changes in channel mix;
•	the potential impact of new and existing laws, regulations or policies;
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difficulties in implementing, operating and maintaining increasingly complex information technology systems and controls, including, without limitation, the systems related to demand and supply planning and inventory control;

•	interruptions in data and information technology systems;
•	consumer data security;
•	adverse publicity and an inability to maintain reputation and brand image, including without limitation;
•	the loss of significant suppliers;
•	business disruptions;
•	increased costs of freight and transportation;

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•	the impact of, including business and legal developments relating to, climate change, extreme weather conditions and natural disasters;
•	the ability to attract and retain qualified employees;
•	our ability to comply with an extensive variety of laws and regulations;
•	the outcome of legal disputes, claims and litigation;
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economic downturns both in the United Kingdom and globally, changes in inflation and interest rates, increased costs of borrowing associated therewith and potential declines in the availability of such funding;

•	risks relating to future divestitures, asset sales, joint ventures and acquisitions;
•	future operating results; and
•	other plans, objectives, expectations and intentions contained herein that are not historical.

All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this information and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to publicly update or revise any written or oral forward-looking statements made by us or on our behalf, including any of the projections presented herein, to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Management’s Discussion and Analysis (MD&A)

Overview

This Management’s Discussion and Analysis (“MD&A”) provides a comprehensive narrative of the financial condition, results of operations, liquidity, capital resources, and strategic outlook of 123 Investments Limited (the “Company” or the “Group”) as of October 28, 2025 and January 28, 2025, and for the years ended January 28, 2025 (FY2025) and 2024 (FY2024), and the nine months ended October 28, 2025 and 2024. The MD&A should be read in conjunction with the financial statements and related notes. The Group operates through multiple wholly-owned subsidiaries encompassing concessions, wholesale, retail stores, e-commerce, and trading activities. The Company’s strategy combines a strong physical retail presence with a growing digital and third‑party sales footprint.

Business Overview and Structure

123 Investments Limited is a UK‑incorporated holding company that owns and operates the Moda in Pelle group of businesses, a premium women’s footwear and accessories brand established in 1975. The Group has evolved over nearly five decades from a single-store retailer into a multi‑channel, brand‑led footwear business, with a strong physical retail footprint, a mature e‑commerce platform, and established wholesale and third‑party distribution partnerships.

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The Group’s strategy is to balance brand‑led physical retail with scalable digital and partner‑led channels, while maintaining pricing discipline and operational control across its portfolio.

Brand Journey and Evolution

Moda in Pelle was founded in Leeds, the United Kingdom (UK), by Stephen Buck, with a brand ethos rooted in combining British design sensibility with Italian craftsmanship. From its inception, the brand positioned itself in the mid‑to‑premium segment, emphasizing quality leather, contemporary styling, and durability. Over time, Moda in Pelle has developed strong customer loyalty and brand recognition in the UK market, underpinned by repeat purchasing behavior and a growing customer database.

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Building on the core Moda in Pelle brand, the Group has developed a multi‑brand portfolio to address differentiated customer segments: - (i) Moda in Pelle – The flagship brand, targeting women aged approximately 30–55 with mid‑to‑high disposable income, offering premium footwear and accessories with an average annual customer spend of approximately £85. (ii) Shoon – A more classic and comfort‑focused range designed primarily for women aged 40–55 with mid‑to‑higher income levels, emphasizing timeless design and wearability. (iii) M by Moda – Launched in 2018, targeting a younger demographic (approximately 25–35 years) with mid‑range income, offering trend‑led products at more accessible price points, with an average annual customer spend of approximately £50. (iv) French Dressing – Effortless elegance for the discerning woman. Timeless design with a confident, modern edge. French Dressing pieces are created for women who value quality, sophistication, and style that are designed to work seamlessly from day to evening. (v) Bsoleful – Fashion-forward footwear designed for sustainability. (vi) Emma Somerset – A contemporary fashion brand acquired in 2008, with a history that extends over 60 years. (vii) Moda Footwear – Contemporary footwear, designed to be worn and remembered.

This portfolio approach enables the Group to expand addressable market size while preserving clear brand positioning and margin governance.

Operating Structure and Subsidiaries

The Group operates through several wholly-owned subsidiaries, each aligned to a specific operational or distribution function, including (i) Department store concessions and partner retail operations; (ii) Wholesale distribution, including televised and online partners such as QVC and Frasers; (iii) E‑commerce operations through the Group’s proprietary online platform and third‑party marketplaces; and (iv) Trading and store‑operating entities supporting inventory ownership and physical retail execution.

Historically, the Group operated a larger portfolio of physical retail stores. Following post‑pandemic restructuring, management intentionally streamlined the store footprint to reduce fixed‑cost exposure and balance‑sheet risk.  As of October 28, 2025, sales are broadly split between physical retail (approximately 50%) and online channels (approximately 50%), reflecting a deliberate omnichannel strategy.

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Technology and Systems

A distinguishing feature of the Group is its long‑standing investment in proprietary retail technology. Moda in Pelle has developed a bespoke Integrated Retail Operating System (“Retail Assistant”), refined over decades of in‑house development. This system supports core retail functions including inventory management, buying, merchandising, sales reporting, and customer data analytics. The platform reflects deep operational knowledge of footwear retail and is designed to promote a scalable foundation for future digital enhancement, including potential AI‑driven capabilities.

Management believes Retail Assistant provides measurable operational advantages to the Group, including improved inventory allocation, reduced markdown exposure, and enhanced visibility of channel‑level profitability. Continued enhancement of the platform is expected to drive operating leverage and margin resilience as scale increases.

Operating Environment

The Group operates within the UK mid‑to‑premium footwear and accessories market, a segment characterized by high competition, rapidly shifting consumer preferences, and sensitivity to macroeconomic conditions. The competitive landscape includes established domestic and international brands such as Clarks, Dune London, Russell & Bromley, LK Bennett, ALDO, and selected fast‑fashion and premium lifestyle brands.

Management believes that e‑commerce penetration has become structurally embedded in consumer behavior, increasing the importance of digital capability as a core requirement rather than a supplementary channel.

Market Dynamics

The UK footwear market has demonstrated resilience following the COVID‑19 pandemic, with consumers returning to discretionary spending on lifestyle products. However, growth has become more selective and promotion‑driven, with customers increasingly value‑conscious. E‑commerce penetration has accelerated structurally, making digital capability a critical success factor rather than a supplementary channel.

At the same time, the sector faces ongoing pressures from (i) Inflationary cost increases - particularly in wages, logistics, energy, and occupancy costs; (ii) Supply‑chain volatility -  driven by global sourcing dependencies and geopolitical factors; and (iii) Promotional intensity, as brands compete for market share in a crowded retail environment.

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Channel Shift and Consumer Behavior

Consumer behavior has continued to shift toward online and omnichannel purchasing, with customers expecting seamless integration between physical stores, online platforms, and third‑party marketplaces. The Group’s balanced channel mix was created to help position the Group to capture demand across touchpoints, while reducing reliance on any single channel.

Management believes that third‑party online partners and wholesale channels provide scalable growth opportunities; however, these channels typically operate at lower margins and reduced brand control. Management’s strategy therefore focuses on optimizing channel mix, improving inventory allocation, and protecting brand positioning while seeking to leverage the reach of external partners.

Macroeconomic and Regulatory Factors

The Group’s performance is influenced by broader macroeconomic conditions, including consumer confidence, disposable income levels, interest rates, and exchange‑rate movements affecting sourcing costs. In addition, the UK retail sector continues to face regulatory and compliance obligations related to employment, data protection, and taxation, including the normalization of deferred value-added-tax (VAT) and tax liabilities following pandemic‑related relief measures.

Technology and Competitive Advantage

Digital capability and data‑driven decision‑making are increasingly critical competitive differentiators in the footwear sector. Moda in Pelle’s long‑term investment in proprietary retail systems provides operational insight and flexibility that many peers rely on third‑party platforms to achieve. Continued enhancement of these systems is expected to support improved demand forecasting, inventory efficiency, and customer engagement in a challenging and evolving retail environment.

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Results of Operations

Comparison of the nine months ended October 28, 2025 and 2024

We have derived this data from our unaudited condensed consolidated financial statements. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our unaudited condensed consolidated statement of operations as well as other financial data management considers meaningful for the nine months ended October 28, 2025 and 2024:

	Nine Months Ended October 28, 2025	Nine Months Ended October 28, 2024	VARIANCE
			$	%
NET SALES	24,643,648	26,188,231	(1,544,583)	(5.90)%
Cost of sales	(14,301,504)	(14,508,332)	206,828	(1.43)%
Administrative expenses	(10,465,570)	(12,109,453)	1,643,883	(13.57)%
Depreciation and amortization	(471,854)	(237,385)	(234,469)	98.77%
Other expenses	-	(342,495)	(342,495)	100%
OPERATING INCOME	(595,280)	(1,009,434)	414,154	(41.03)%
Other income	13,555	102,311	(88,756)	(86.75)%
Finance cost	(966,812)	(704,894)	(261,918)	37.16%
LOSS BEFORE INCOME TAXES	(1,548,537)	(1,612,017)	63,480	(3.94)%

Revenue Performance

Net sales for the nine months ended October 28, 2025, were approximately $24.6 million, compared to $26.2 million in the prior-year period, representing a decline of $1.5 million, or 5.9%. The decline in net sales reflects a combination of macroeconomic pressure on discretionary consumer spending and intentional commercial actions taken by management. During the period, the Company experienced: (i) reduced consumer demand in certain discretionary retail categories; (ii) increased promotional intensity across the sector, which impacted volume and pricing; and (iii) strategic streamlining of selected lower-margin or underperforming sales channels.

Management believes that while these factors negatively impacted short-term revenue, they contributed to improved cost discipline and margin quality. The Company did not pursue volume growth at the expense of profitability during the period, reflecting a deliberate focus on operational stabilization rather than top-line expansion.

Cost of Sales

Direct operating costs (Cost of Sales) decreased modestly to $14.3 million during the nine months ended October 28, 2025 from $14.5 million during the nine months ended October 28, 2024, a reduction of $0.2 million, or 1.4%. Although net sales declined by 5.9%, direct operating costs declined at a lower rate, reflecting the presence of semi-fixed cost components within sourcing, fulfillment, and store operations.

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Management partially mitigated this effect through: (i) Improved procurement discipline; (ii) Better alignment of inventory levels with demand; and (iii) Operational efficiencies in logistics and fulfillment. Management expects direct operating costs to remain sensitive to sales volume but believes additional efficiency opportunities remain as scale and forecasting accuracy improve.

Gross Profit

Gross profit for the nine months ended October 28, 2025 was $10.3 million, compared to $11.7 million for the corresponding period in 2024, representing a decrease of approximately $1.3 million, or 11.4%. Gross margin declined to 41.9% in 2025 from 44.8% in 2024.

The decrease in gross profit was primarily driven by lower net sales, which declined by $1.3 million, or 11.4%, reflecting continued pressure on discretionary consumer spending and the impact of deliberate actions taken by management to rationalize lower-margin or underperforming sales channels. Cost of sales declined by $0.2 million, or 1.4%, but at a slower rate than the decline in revenue, resulting in margin compression during the period.

Management believes the reduction in gross margin reflects a combination of sales deleveraging, continued promotional activity in the retail environment, and channel mix effects, partially offset by sourcing and procurement discipline. While gross profit declined year-over-year, management views the performance as broadly consistent with revenue trends and believes ongoing initiatives in inventory management and pricing discipline are expected to support margin stabilization over time.

Administrative Expenses

Other operating costs declined to approximately $10.4 million for the nine months ended October 28, 2025 from approximately $12.1 million for the comparable period in 2024, representing a reduction of $1.6 million, or 13.57%. This reduction reflects a combination of structural cost realignment initiatives and ongoing operating discipline, rather than a reliance on short-term or non-recurring expense deferrals. During the period, management undertook a comprehensive review of discretionary and semi-fixed operating expenses, with a focus on aligning the cost base more closely with current revenue levels and operating scale. Key drivers included: (i) Reductions in discretionary spending across administrative and retail support functions; (ii) Streamlining of store-level and overhead cost structures; and (iii) Continued benefits from organizational and operational restructuring initiatives.

Management expects operating expenses to remain elevated in the near term as the Company continues to invest in infrastructure, digital capabilities, and brand development. Over the medium term, management believes that improved scale and technology-enabled efficiencies could moderate expense growth relative to revenue.

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Depreciation and Amortization

Depreciation and amortization expense increased to $0.47 million for the nine months ended October 28, 2025 from $0.24 million for the comparable 2024 period, an increase of $0.23 million, or 98.8%. The increase reflects the Company’s continued investment in Technology platforms and systems; and Infrastructure assets placed into service during the period, which were subsequently subject to depreciation.

Management considers these investments necessary to support long-term operational efficiency, improved data visibility, and scalability. While these investments increase non-cash expenses in the near term, management believes they are aligned with the Company’s strategic priorities.

Operating Income (Loss)

Operating loss improved materially to $(0.59) million for the nine months ended October 28, 2025 compared to $(1.01) million for the nine months ended October 28, 2024, representing an improvement of $0.41 million, or 41.03%. This improvement was driven primarily by significant reductions in other operating costs; and improved operating discipline across the business, as discussed above.

Importantly, the improvement occurred despite lower net sales and higher depreciation, which management believes represents a meaningful improvement in the underlying operating efficiency of the business.

Finance Cost

Finance costs increased to $0.967 million for the nine months ended October 28, 2025, compared to approximately $0.7 million for the comparable period in 2024, representing an increase of $0.26 million, or 37.2%. The increase in finance costs was driven primarily by a combination of higher average borrowing levels and increased interest rates on variable-rate debt facilities. During the period, the Company relied more heavily on short-term financing arrangements to support working capital requirements, particularly inventory purchases and seasonal operating needs.

Finance costs represent a material component of the Company’s overall cost structure and continue to constrain net income. While such costs are necessary to support ongoing operations, management recognizes that sustained reliance on short-term financing exposes the Company to interest rate volatility and liquidity risk. Management has identified working capital optimization and balance sheet strengthening as key priorities to mitigate finance costs over time. Initiatives under evaluation or implementation include:

•	Improved inventory turnover and demand forecasting to reduce average borrowing requirements;
•	Tighter credit management and collections discipline;
•	Evaluation of alternative financing structures with more favorable terms; and
•	Potential refinancing or restructuring of existing debt to reduce exposure to variable interest rates, where feasible.

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Loss Before Income Taxes

Loss before income taxes improved to $(1.55) million for the nine months ended October 28, 2025, compared to approximately $(1.61) million for the comparable period in 2024, representing an improvement of approximately $0.06 million, or 3.9%. The improvement in loss before income taxes primarily reflects progress in core operating performance, driven by significant reductions in other operating costs and improved operating discipline across the business, which improvements more than offset the impact of lower net sales and higher non-cash depreciation and amortization expense, each as discussed in greater detail above.

The improvement was partially offset by higher finance costs, reflecting increased borrowing levels and higher interest rates; and lower non-operating income, as the prior-year period included non-recurring items that did not recur in 2025.

Management believes that the improvement in income before income taxes reflects a higher quality of earnings relative to the prior-year period, as it was achieved primarily through operating cost realignment, rather than reliance on non-recurring or non-operating income. While the Company continues to report a pre-tax loss, management views the trend as indicative of progress toward stabilizing operating performance.

Comparison of Years ended January 28, 2025 and 2024

We have derived this data from our audited condensed consolidated financial statements. This information should be read in conjunction with our audited condensed consolidated financial statements and related notes. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our audited condensed consolidated statement of operations as well as other financial data management considers meaningful for the years ended January 28, 2025 and 2024:

	YEAR ENDED		VARIANCE
DESCRIPTION	2025	2024	$	%
NET SALES	36,833,004	33,392,729	3,440,275	10.30%
Cost of Sales	(17,308,331)	(15,875,323)	1,433,008	9.03%
Administrative expenses	(16,936,843)	(15,076,548)	1,860,295	12.34%
Depreciation and amortization	(314,369)	(560,833)	(246,464)	(43.95)%
Other expenses	(494,571)	(695,133)	(200,562)	(28.85)%
OPERATING INCOME	1,778,889	1,184,892	593,997	50.13%
Other income	100,420	1,027,126	(926,706)	(90.22)%
Finance cost	(1,134,909)	(1,063,911)	70,998	6.67%
INCOME BEFORE INCOME TAXES	744,400	1,148,107	(403,707)	(35.16)%

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Revenue Performance

For the year ended January 28, 2025, the Group generated consolidated revenue of $36.83 million (FY2024: $33.39 million), reflecting recovery from the pandemic‑impacted period and continued growth in online and third‑party channels. Revenue increased 10.3% year-over-year in FY2025, reflecting continued growth in e-commerce and wholesale channels and improved product availability. This growth occurred in a UK discretionary retail environment characterized by selective consumer spending and heightened promotional activity. Management believes that revenue growth was primarily driven by channel expansion and improved execution rather than overall market growth.

Over the five‑year period to 2025, revenue has demonstrated resilience, with a temporary contraction during FY2021 followed by recovery driven primarily by (i) Growth in e‑commerce sales, which accounted for approximately 50% of total sales in FY2025; (ii) Expansion of third‑party online and wholesale partnerships; and (iii) Improved performance of concession and wholesale channels following restructuring after the collapse of certain department store partners.

Management expects that future revenue performance will continue to be influenced by (i) consumer confidence and discretionary spending trends, (ii) competitive pricing behavior in the footwear sector, and (iii) the Company’s ability to improve conversion and availability across channels. While demand trends remain volatile, management believes the Company’s diversified channel mix partially mitigates reliance on any single demand source.

Cost of Sales and Gross Margin

Cost of sales comprises product costs which were $17.3 million for FY2025, compared to $15.9 million for FY2024, an increase of $1.4 million or 9.0% from the prior period, mainly due to higher sales volumes, resulting in increased product sourcing, fulfillment, and store-level variable costs including direct labor costs which were $2.02 million for FY2025, compared to $1.68 million for FY2024. The concession commissions which were $3.1 million and $2.3 million, for FY2025 and FY2024, respectively, increased in absolute terms in line with higher sales volumes through department store and partner channels.

Gross profit and gross margins improved over the period, reaching $19.5 million and 53% in FY2025, compared to $17.5 million and 52.6% in FY2024, respectively, driven by an improved channel mix and pricing discipline. Gross profit increased broadly in line with revenue, while gross margin remained relatively stable year-over-year. This stability occurred despite ongoing promotional intensity within the footwear and broader apparel markets. Management believes this reflects effective pricing discipline, brand positioning in the mid-to-premium segment, and sourcing controls.

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However, management notes that sustained discounting across the footwear and broader apparel sector continues to present a risk to gross margin, as prolonged promotional activity can lead to increased markdowns, reduced average selling prices, and margin compression, particularly in periods of elevated inventory levels or weaker consumer demand. Future margin performance will depend on the Company’s ability to manage inventory levels, reduce markdown exposure, and optimize channel mix. Planned improvements include optimizing channel mix, balancing higher-margin direct-to-consumer and owned-store sales against lower-margin wholesale or promotional channels, while seeking to maintain sufficient scale and customer reach. Shifts in channel mix, if not carefully managed, may adversely affect gross margin even where overall sales volumes increase.

Administrative Expenses

Administrative expenses increased to $16.9 million in FY2025 from $15.1 million in FY2024, representing an increase of $1.9 million, or 12.3%. The increase in administrative expenses primarily reflects higher operating scale, inflationary cost pressures, and continued investment in organizational and operational capabilities required to support revenue growth and the Company’s omnichannel retail model. Key components of administrative expenses include personnel-related costs, occupancy and facilities expenses, professional and advisory fees, information technology and systems support, and general corporate overhead.

Personnel-related expenses increased during the period due to wage inflation, selective hiring in support functions, and normal annual compensation adjustments. These increases were partially offset by cost discipline initiatives and organizational efficiency measures implemented during the 2025 fiscal year. Administrative expenses also reflect ongoing investment in systems, data, and operational infrastructure, including enhancements to planning, reporting, and control processes. Management believes these investments are necessary to strengthen operating discipline, improve decision-making, and support scalability as the business grows.

While administrative expenses increased at a rate higher than revenue during FY2025, management does not view the increase as solely structural. A portion of the increase reflects timing-related and discretionary expenditures, as well as inflationary pressures affecting labor and service costs across the retail sector. Management continues to evaluate opportunities to streamline overhead, improve productivity, and align administrative costs more closely with operating performance.

Management believes that maintaining appropriate administrative investment is critical to supporting long-term operational efficiency and governance; however, continued cost discipline remains a priority to ensure that overhead growth does not outpace sustainable revenue and margin performance.

Finance Costs and Capital Structure Impact

Finance costs increased to approximately $1.13 million for the year ended January 28, 2025, compared to approximately $1.06 million for the year ended January 28, 2024, representing an increase of approximately $0.07 million, or 6.7%. The more moderate year-over-year increase reflects a combination of higher average debt balances and interest rate effects, partially offset by improved operating performance and working capital management later in the fiscal year.

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Finance costs increased significantly year-over-year due to higher utilization of short-term borrowing facilities to fund working capital requirements. Management noted that increased inventory levels and extended receivable cycles associated with wholesale and third-party channels contributed to higher financing needs.

Management expects that GlobalTech Corporation, the Company’s majority shareholder, will provide up to $3.0 million of additional funding to support the Company’s working capital requirements, including inventory funding and seasonal operating needs. If provided, this funding is expected to enhance near-term liquidity and reduce reliance on short-term external borrowings, which could, over time, mitigate finance costs and improve the conversion of operating income into pre-tax income and Adjusted EBITDA.

Adjusted EBITDA

Adjusted EBITDA improved marginally year-over-year, increasing to $(0.11) million in the nine months ended October 28, 2025 from an Adjusted EBITDA loss of approximately $(0.67) million in the corresponding period of 2024, despite a decline in revenue of approximately $1.5 million, or 5.9%.

Adjusted EBITDA for the Group in FY2025 was $2.19 million, representing a decline from the prior year ($2.77 million), despite revenue growth.

More information on Adjusted EBITDA, a non-Generally Accepted Accounting Principle (GAAP), including a reconciliation to GAAP, is included below under “Non-GAAP Financial Measures”.

Liquidity and Capital Resources

The Company’s liquidity requirements are primarily driven by working capital needs, including inventory purchases, payment of trade payables, servicing of short-term financing facilities, and general operating expenses. The Company has historically funded its operations through a combination of cash flows from operations, short-term financing arrangements, and trade credit. As of October 28, 2025, the Company had cash and cash equivalents of $0.22 million, compared to $0.51 million as of January 28, 2025. During the nine months ended October 28, 2025, the Company continued to experience working capital pressure, driven primarily by increased accounts receivable and inventory-related funding needs, partially offset by increased trade and other payables and the proceeds from long-term financing.

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As of October 28, 2025, the Company had outstanding loan balances totaling $3.78 million, comprised of (i) directors’ loan accounts of $1.77 million, representing advances provided by members of management to support operating and working capital requirements; and (ii) a third-party loan from Charles Street Finance of $2.01 million, which represents the Company’s external financing obligation.

These borrowings have been used primarily to fund inventory purchases, seasonal working capital requirements, and general corporate purposes. A significant portion of the Company’s borrowing bears interest and contributes to finance costs reported in the statement of operations.

Management expects liquidity over the next twelve months to be supported by a combination of cash flows from operations, continued access to existing financing arrangements, and anticipated funding support of up to $3.0 million from GlobalTech Corporation, the Company’s current majority shareholder, intended to support working capital requirements.

Cash Flows for the Nine Months Ended October 28, 2025 and 2024

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended October 28, 2025, was approximately $1.00 million, compared to $2.76 million of net cash provided by operating activities in the prior-year period. Operating cash flows were negatively impacted primarily by:

•	A net loss of $1.40 million;
•	A significant increase in accounts receivable of $6.24 million, reflecting the timing of customer collections and sales mix; and
•	An increase in prepayments of $1.01 million.

These uses of cash were partially offset by:

•	Non-cash charges, including depreciation and amortization of $0.47 million and finance costs of $0.97 million;
•	A reduction in inventories of $0.75 million, reflecting improved inventory management; and
•	An increase in trade and other payables of $5.91 million, reflecting extended payment terms and timing differences in supplier settlements.

Management believes the deterioration in operating cash flows during the period was driven primarily by working capital timing effects, particularly accounts receivable, rather than a deterioration in underlying operating discipline.

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Cash Flows from Investing Activities

Net cash used in investing activities for the nine months ended October 28, 2025 was approximately $0.81 million, compared to $0.77 million in the prior-year period. Investing cash outflows during the period primarily related to

•	Capital expenditures of $0.27 million for property, plant, and equipment; and
•	Investments in intangible assets of $0.17 million, primarily related to systems and technology enhancements.

Management considers these investments necessary to support operational efficiency, systems capability, and long-term scalability. The Company did not record any material asset disposals during the period, compared to proceeds from disposals in the prior-year period.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended October 28, 2025 was approximately $1.51 million, compared to $0.08 million in the prior-year period. Financing cash flows during the period included proceeds from long-term financing of $3.74 million, reflecting the Company’s increased reliance on secured long-term borrowings; partially offset by repayments of short-term borrowings of $2.23 million, reflecting a shift in the Company’s financing mix.

Management believes the use of long-term financing improved near-term liquidity by reducing reliance on short-term facilities, although it resulted in higher finance costs.

Cash Flows for the Years Ended January 28, 2025 and 2024

Cash Flows from Operating Activities

Net cash used in operating activities was approximately $0.03 million for the year ended January 28, 2025, compared to net cash generated of $0.9 million for FY2024. The year-over-year decline was primarily attributable to (i) a significant reduction in trade and other payables, reflecting settlement of prior-year liabilities; and (ii) higher cash outflows related to finance costs and income taxes, partially offset by improvements in accounts receivable and prepayments.

These factors were partially mitigated by operating profitability during the year and improved collection of receivables. Management notes that operating cash flow remains sensitive to working capital timing, particularly inventory turnover and supplier payment cycles.

Cash Flows from Investing Activities

Net cash used in investing activities totaled $2.1 million for the year ended January 28, 2025, compared to $0.6 million for FY2024. The increase was primarily driven by (i) advances to a related party associated with the planned acquisition of property used by the Company; (ii) capital expenditures and intangible asset additions, including the acquisition of a brand asset; and (iii) cash outflows related to the disposal of a subsidiary.

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These uses of cash were partially offset by proceeds from the disposal of property, plant, and equipment. Management views the majority of investing cash outflows in 2025 as strategic or non-recurring in nature.

Cash Flows from Financing Activities

Net cash generated from financing activities was approximately $0.3 million for the year ended January 28, 2025, compared to $1.7 million for FY2024. During 2025, the Company incurred approximately $7.6 million in short-term financing and repaid approximately $7.3 million, reflecting active use of revolving and transactional financing facilities to manage working capital requirements.

Short-term financing outstanding increased to $2.2 million as of January 28, 2025, compared to $1.9 million at the prior year-end. These facilities are primarily used to fund inventory and receivables and carry variable or fixed financing charges, which contribute to finance costs reported in the statement of operations.

Working Capital and Balance Sheet Position

As of October 28, 2025, the Company had total current assets of $12.9 million and total current liabilities of $12.8 million, resulting in positive working capital of approximately $0.01 million, compared to negative working capital of approximately $1.75 million at the beginning of the period. Key balance sheet movements from, January 28, 2025 to October 28, 2025, included:

•	Accounts receivable increased to $6.97 million, from $1.39 million;
•	Inventories decreased to $4.32 million, from $5.08 million;
•	Trade and other payables increased to $11.90 million, from $5.94 million; and
•	Long-term secured financing increased to $3.74 million, from nil.

While working capital improved on a net basis, management recognizes that the quality of working capital is highly dependent on timely collection of receivables and continued discipline in inventory management.

Capital Resources and Financing Arrangements

The Company’s capital resources consist primarily of internally generated cash flows, trade credit, and secured borrowing facilities. As of October 28, 2025, total liabilities were $16.6 million, compared to $9.17 million at January 28, 2025, reflecting increased financing and trade payables resulting from low recovery from customers, resulting in extended credit terms from suppliers. The Group also carried tax-related liabilities, including VAT and corporation tax obligations, portions of which were subject to HMRC Time to Pay arrangements, relating to deferred taxes payable. These arrangements provided short-term liquidity relief and allowed the Company to continue investing in operations and growth initiatives without disruption

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Management continues to evaluate financing options to support working capital requirements and reduce exposure to short-term liquidity risk. There can be no assurance that additional financing will be available on acceptable terms, if at all.

Capital Allocation and Investment Focus

Capital allocation during FY2024 and 2025 to date has been directed toward (i) supporting inventory availability with the goal of driving revenue growth; (ii) maintaining and enhancing proprietary technology systems, including the Retail Assistant platform; and (iii) streamlining the physical retail footprint to reduce fixed-cost exposure and balance-sheet risk.

Looking forward, management expects capital resources to be deployed selectively toward expected high-return initiatives, including digital expansion, technology enhancement, and phased international market entry.

Outlook for Liquidity and Capital Resources

Management believes that existing liquidity, combined with expected improvements in operating performance and access to external funding from GlobalTech Corporation, a majority shareholder of the Company, will be sufficient to meet the Company’s working capital needs, debt service obligations, and planned capital expenditures over the next twelve months.

Non-GAAP Financial Measures

We have included Adjusted EBITDA and Non-GAAP (loss)/profit from operations as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. “Adjusted EBITDA” represents net income before interest, taxes, depreciation and amortization, and finance cost. We define “Non-GAAP (loss)/profit from operations” as GAAP operating loss plus other income. Non-GAAP (loss)/profit from operations and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

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Non-GAAP (loss)/profit from operations and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments, except to the extent included in finance cost. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. We believe Non-GAAP (loss)/profit from operations provides our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as this metric includes the effect of other income. Additionally, other companies in our industry may calculate Non-GAAP (loss)/profit from operations and Adjusted EBITDA differently than the Group does, limiting its usefulness as a comparative measure. You should not consider Non-GAAP (loss)/profit from operations and Adjusted EBITDA in isolation, or as a substitute for analysis of the Group’s results as reported under GAAP. The Group’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure.

We realized revenue, Adjusted EBITDA and non-GAAP (loss)/profit from operations during the periods presented below as follows:

Income Statement Item	Nine Months Ended October 28, 2025	Nine Months Ended October 28, 2024	Year ended January 28, 2025	Year ended January 28, 2024
Revenue	$24,643,648	$26,188,231	$36,833,004	$33,392,729
Adjusted EBITDA	$35,331	$(669,737)	$2,193,678	$2,772,851
Non-GAAP (loss)/profit from operations	$(450,078)	$(1,009,434)	310,145	798,448

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Set forth below is a presentation and reconciliation of our non-GAAP (loss)/profit from operations for the nine months ended October 28, 2025 and corresponding period of 2024, and FY2025 and 2024 to loss from operations:

	Nine Months Ended		Year Ended
	October 28,		January 28,
	2025	2024	2025	2024

Loss from operations	$(595,280)	$(1,009,434)	$1,778,889	$1,184,892
Plus, other income	13,555	102,311	100,420	1,027,126
Non-GAAP (loss)/profit from operations	$(581,725)	$(907,123)	$1,879,309	$2,212,018

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Set forth below is a presentation and reconciliation of our Adjusted EBITDA for the nine months ended October 28, 2025 and corresponding period of 2024, and FY2025 and FY2024 to net loss:

Income Statement Item	Nine Months Ended October 28, 2025	Nine Months Ended October 28, 2024	Year Ended January 28, 2025	Year Ended January 28, 2024
GAAP Net Loss / Profit	(1,548,537))	(1,937,708)	310,145	798,448
Depreciation and amortization	471,854	237,385	314,369	560,833
Finance cost	966,812	704,894	1,134,909	1,063,911
Taxation	-	325,691	434,255	349,659
Adjusted EBITDA	$(108,871)	$(669,738)	$2,193,678	$2,772,851

For the Year Analysis:

Adjusted EBITDA for the Group in FY2025 was $2.19 million, representing a decline from the prior year’s Adjusted EBITDA of $2.77 million, despite revenue growth. Adjusted EBITDA declined year over year despite a significant improvement in operating profit, which increased to $1.78 million in FY2025 from $1.18 million in FY2024, reflecting stronger core operating performance. Management believes this divergence between operating profit growth and lower Adjusted EBITDA and net profit is primarily attributable to non-operating and financing factors, rather than deterioration in underlying operations. Specifically:

•

Other income declined materially, falling to $0.1 million in FY2025 from $1.0 million in FY2024, as the prior year included significant non-recurring income items that did not recur. This reduction had a meaningful negative impact on income before taxation and net profit but did not reflect changes in operating performance.

•

Finance costs increased to $1.13 million in FY2025 from FY $1.06 million in 2024, reflecting higher average borrowings and interest rate increases. Higher finance costs reduced income before taxation and constrained the translation of operating profit into net earnings.

•	Income tax expense increased to $0.43 million in FY2025 from $0.35 million in FY2024, further reducing net profit, notwithstanding higher operating income.

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Management believes that the decline in Adjusted EBITDA and net profit was driven primarily by the absence of non-recurring other income and higher financing and tax burdens, rather than weaker operating fundamentals.

Nine Months Analysis:

Adjusted EBITDA improved significantly to $(0.11) million for the nine months ended October 28, 2025, compared to an Adjusted EBITDA loss of $(0.67) million in the corresponding period of 2024. This improvement occurred despite a decline in net revenue from $26.2 million in FY2024 to $24.6 million in FY2025.  Management attributes the improvement primarily to operating cost discipline and structural expense reductions, particularly within administrative and other operating costs, which more than offset the impact of lower revenue and higher non-cash depreciation and amortization expense.

The reconciliation of net loss to Adjusted EBITDA highlights that the year-over-year improvement was achieved primarily through operating cost realignment, partially offset by higher finance costs and increased non-cash depreciation and amortization. Net loss improved to $1.35 million in the nine months ended October 28, 2025, from $1.73 million in the corresponding period of 2024, while depreciation and amortization increased by $0.23 million and finance costs increased by approximately $0.26 million, reflecting continued investment and higher borrowing costs.

Future Adjusted EBITDA performance will depend on the Company’s ability to stabilize and grow revenue while maintaining operating discipline and reducing finance costs through improved working capital management.

Management expects that up to $3.0 million of funding from GlobalTech Corporation, the Company’s current majority shareholder, may be made available to support working capital requirements, including inventory funding and seasonal operating needs. If provided, this funding is expected to enhance near-term liquidity and reduce reliance on short-term external borrowings, which could, over time, mitigate finance costs and support improved conversion of operating income into Adjusted EBITDA. However, the timing, structure, and final terms of such funding have not been finalized and may take the form of intercompany financing, equity, or other financial support arrangements. There can be no assurance that this funding will be provided on the anticipated terms, in the anticipated amount, or at all.

There can be no assurance, however, that these initiatives will be completed or will result in sustained improvements in Adjusted EBITDA.

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Strategy and Outlook

Strategic Direction

123 Investments Limited expects its future performance to be driven by the continued strength of its brands like Moda in Pelle, Shoon, M By Moda, French Dressing, Besoleful, Emma Somerset, and Moda Footwear. Management is focused on a planned disciplined expansion across digital and third-party channels, selective geographic diversification, and increased deployment of technology to enhance operational efficiency and customer engagement.

Management’s strategic direction for the next twelve months is focused on working to scale revenue, improve profitability, and strengthen liquidity, while maintaining disciplined cost management and prudent capital allocation. Key operational priorities to support these objectives include seeking (i) revenue growth across core channels, with emphasis on improving performance in higher-margin channels while maintaining appropriate scale across wholesale and partner relationships; (ii) gross margin stabilization, through tighter inventory planning, reduced markdown exposure, and optimization of channel mix; (iii) administrative cost discipline, ensuring that overhead growth remains aligned with revenue growth and operating scale; and (iv) continued enhancement of systems and data capabilities, particularly in demand forecasting, inventory allocation, and working capital management, to support more efficient execution.

Management believes these initiatives are achievable within the existing operating framework, subject to market conditions and execution risks. To execute the business plan described above, the Company expects to require additional working capital funding during the next twelve months, primarily to support inventory purchases, seasonal operating requirements, and general corporate purposes. Funding requirements are expected to fluctuate during the year based on sales seasonality, inventory cycles, and the timing of receivables collections.

Management expects the Company’s funding needs over the next twelve months to be met through a combination of (i) cash flows from operations, as operating performance improves and profitability increases; (ii) existing financing arrangements and trade credit, subject to availability and market conditions; and (iii) expected funding support of up to $3.0 million from GlobalTech Corporation, the Company’s current majority shareholder, intended to support working capital requirements. However, management continues to focus on improving internal cash generation and working capital efficiency to reduce reliance on external funding sources over time.

Technology as a Core Growth Enabler

Technology adoption is expected to play an increasingly central role in the Company’s future operating model. A key pillar of the Company’s strategy is the continued enhancement and commercialization of its proprietary Retail Assistant technology, which has been developed in-house over several decades and reflects deep domain expertise in footwear retail operations.

The Company anticipates that, over time, advanced analytics and AI-enabled features potentially developed in collaboration with GlobalTech Corporation could further differentiate the Group’s digital capabilities, strengthen competitive positioning, and support scalable growth across both owned and partner channels.

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Channel Mix and Digital Expansion Outlook

Management expects digital channels, including direct-to-consumer e-commerce and third-party online marketplaces, to remain the primary drivers of revenue growth. Online traffic, conversion rates, and partner-led digital sales are expected to increase as a result of improved platform performance, expanded partner relationships, and targeted marketing initiatives.

Wholesale and third-party distribution channels are expected to provide additional scale and brand visibility, although management recognizes that these channels typically operate at lower gross margins. As a result, the Company’s outlook assumes ongoing efforts to optimize channel mix, protect brand positioning, and balance volume growth against profitability considerations.

Future store openings are expected to be selective and capital-disciplined, with performance closely monitored against return thresholds. Management expects channel diversification to remain a key element of its commercial strategy over the next twelve months, with a focus on balancing revenue growth, margin discipline, and working capital efficiency across physical retail, digital, and third-party channels.

Management anticipates limited physical expansion, including the addition of one outlet and two full-price stores. In addition, three new concession locations are expected to come online which are expected to increase revenue, reflecting management’s view of concessions as a comparatively capital-efficient growth format.

The Company’s digital channel is expected to remain the largest single contributor to revenue. Management believes digital channels offer scalability and improved data visibility, although performance remains subject to promotional intensity and fulfillment costs.

Management also expects additional incremental revenue from expanded third-party relationships, which are expected to provide additional reach and volume but typically at lower margins.

Overall, management believes the anticipated channel mix reflects a measured approach to growth, with increased emphasis on digital and concession-based expansion and controlled additions to physical retail. Actual results may differ materially due to market conditions, competitive dynamics, and execution risks.

Profitability, Liquidity, and Capital Outlook

While management expects revenue to increase in the future, profitability, if any, will depend on the Company’s ability to contain operating cost inflation, improve working capital efficiency, and realize scale benefits from technology deployment.

Execution of the Company’s strategy is also dependent on access to sufficient capital to normalize working capital cycles, address deferred tax and supplier obligations, and fund expansion initiatives. Management’s outlook assumes that balance sheet strengthening and improved liquidity will remain priorities as the Company progresses through its growth phase.

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